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                                                                        EX99.A5K
MINNESOTA MUTUAL                                          CERTIFICATE SUPPLEMENT
                                                  ACCELERATED BENEFITS AGREEMENT

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The Minnesota Mutual Life Insurance Life Company.400 Robert Street North.
St.
Paul, Minnesota 55101-2098
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GENERAL INFORMATION
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This certificate supplement amends the certificate to which it is attached and is subject to all its terms and conditions.

WHAT DOES THIS CERTIFICATE SUPPLEMENT PROVIDE?

This certificate supplement provides for the accelerated payment of the death benefits provided under the certificate to which it is attached.

If the insured has a terminal condition, as defined in this agreement, the insured may request an accelerated benefit. If we agree to pay an accelerated benefit, your cash values, loan values and the death benefit under your certificate will be reduced.

DEFINITIONS
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When we use the following words, this is what we mean:

DEATH BENEFIT

The face amount of the insured's certificate less any existing loans or indebtedness under the certificate and less any term insurance provided by an additional benefit agreement.

ACCELERATED BENEFIT

The amount of the death benefit we will pay if you are eligible under this certificate supplement. We will calculate the accelerated benefit amount by multiplying the death benefit by the accelerated benefit factor.

PHYSICIAN

An individual who is licensed to practice medicine or treat illness in the state in which treatment is received. This does not include you, the insured, or a member of your or the insured's immediate family.

IMMEDIATE FAMILY

The insured's or your spouse, child, parent, grandparent, grandchild, brothers and sisters and their spouses.

TERMINAL CONDITION
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94-18678                                                    Minnesota Mutual 1
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WHAT IS A TERMINAL CONDITION?

A condition caused by sickness or accident which directly results in a life expectancy of twelve months or less.

WHAT EVIDENCE DO WE REQUIRE OF THE INSURED'S TERMINAL CONDITION?

We must be given evidence that satisfies us that the insured's life expectancy, because of sickness or accident, is twelve months or less. That evidence must include certification by a licensed physician. We reserve the right to ask for independent medical verification of a terminal condition.

PAYMENT OF ACCELERATED BENEFIT
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HOW DO WE CALCULATE THE ACCELERATED BENEFIT FACTOR?

When we calculate this factor, we will consider the insured's age and sex, and the option applied for. We will also base our calculation on certain assumptions, which we may change from time to time, including but not limited to assumptions about:

 (1)  expected future premiums;
 (2)  future dividends at the scale in effect when we make our calculation;
 (3)  the insured's life expectancy.

HOW DO WE CALCULATE THE ACCELERATED BENEFIT?

We will multiply the death benefit by the accelerated benefit factor to determine the accelerated benefit available.

IS THERE A PROCESSING CHARGE?

Yes. We will subtract a processing charge of up to $150 from the accelerated benefit before we pay that benefit to you.

WHAT ARE THE CONDITIONS FOR THE PAYMENT OF AN ACCELERATED BENEFIT?

We will consider the payment of an accelerated benefit, subject to all of the following conditions:

 (1) Your certificate must be in force other than as extended term insurance and all premiums due must be fully paid.

 (2) You must make application in writing and in a form which is satisfactory to us. We will tell you what form is required.

 (3)  The certificate must not be assigned.

 (4)  The certificate must not have an irrevocable beneficiary.

IS THE REQUEST FOR AN ACCELERATED BENEFIT VOLUNTARY?

94-18678                                                    Minnesota Mutual 2
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Yes. An accelerated benefit under this certificate supplement is not intended to cause you to involuntarily reduce the death proceeds ultimately payable to the named beneficiary. An accelerated benefit will be made available on a voluntary basis only. Therefore:

 (1) If you are required by law to use this option to meet the claims of creditor, whether in bankruptcy or otherwise, you are not eligible for this benefit.

 (2) If you are required by a government agency to use this option in order to apply for, obtain, or keep a government benefit or entitlement, you are not eligible for this benefit.

HOW WILL WE PAY THE ACCELERATED BENEFIT?

We will pay the accelerated benefit in one lump sum or in any other mutually agreeable manner.

IS THERE A MINIMUM OR MAXIMUM DEATH BENEFIT FOR AN ACCELERATED BENEFIT?

Yes. We reserve the right to set a minimum death benefit to be eligible for an accelerated benefit under this certificate supplement. If we do so, it will be at least $1,000.

The maximum death benefit to be eligible for an accelerated benefit is $1,000,000.

WHAT IS THE EFFECT ON YOUR CERTIFICATE OF THE RECEIPT OF AN ACCELERATED BENEFIT?

If an insured elects to receive accelerated benefits which total the entire accelerated benefit available under this certificate supplement, your certificate and all other benefits under your certificate based on the insured's life will end. Any insurance under your certificate on the life of someone other than the insured will stay in effect; we will waive all future premiums for that insurance, subject to the provision of your certificate and of any riders thereto.

DO YOU HAVE TO TAKE THE ENTIRE ACCELERATED BENEFIT?

No. You may choose to receive a partial accelerated benefit. If you do so, your certificate will stay in force.

You may reapply for the payment of the remaining accelerated benefit at any time. However, we may ask for further satisfactory evidence that the insured meets all requirements for the accelerated benefit. We reserve the right to charge an additional processing charge.


If you choose a partial accelerated benefit, your certificate will remain in force and premiums will be reduced. The face amount, cash values and outstanding loans of your certificate will be reduced in the same proportion as the reduction in the death benefit resulting from your receipt of accelerated benefits.

If you elect to receive only a part of the accelerated benefit amount available to you under this certificate supplement, the remaining death benefit under your certificate must be at least $25,000.

TO WHOM WILL WE PAY ACCELERATED BENEFITS?


94-18678                                                    Minnesota Mutual 3
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All accelerated benefits will be paid to you unless you validly assign them otherwise. If the insured dies before all payments have been made, we will pay the remainder to the beneficiary under the certificate in one lump sum. The one sum we pay will be the present value of the payments that remain, using the interest rate we use to determine the payments.

DO WE HAVE THE RIGHT TO OBTAIN INDEPENDENT MEDICAL VERIFICATION?

Yes. We retain the right to have the insured medically examined at our own expense to verify the insured's medical condition. We may do this as often as reasonably required while accelerated benefits are being considered or paid.

TERMINATION OF AGREEMENT
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WHEN DOES THIS AGREEMENT TERMINATE?

This agreement will end at the earliest of:

 (1) the date any premium due for your certificate remains unpaid at the end of the grace period; or
 (2)  the date we receive written request to cancel this certificate supplement;
      or
 (3) the date your certificate matures, is surrendered, terminated or continued in force as extended term or reduced paid-up insurance; or
 (4)  the date of the insured's death; or
 (5)  when the group policy is surrendered, matures or ends.

This certificate supplement is effective as of the effective date on the specifications page attached to your certificate.


     /s/ Dennis E. Prohofsky                   /s/ Robert L. Senkler
            Secretary                                 President



94-18678                                                    Minnesota Mutual 4